Liberty Financial Companies, Inc.
                      Exhibit 12 - Statement re Computation of Ratios
                                 ($ in millions)

                                      Three Months Ended     Nine Months Ended
                                         September 30           September 30
                                      -------------------   -------------------
                                          1999      1998        1999      1998
                                      --------- ---------   --------- ---------
Earnings:
 Pretax income                           $37.1    $ 49.4      $117.1    $138.3
 Add fixed charges:
  Interest on indebtedness                 8.9       5.2        26.8      15.4
  Portion of rent representing the
   interest factor                         1.2       1.1         3.6       3.2
  Accretion to face value of redeemable
    converible preferred stock             0.2       0.2         0.6       0.6
                                      --------- ---------   --------- ---------
Sub-total of income as adjusted           47.4      55.9       148.1     157.5
 Interest on fixed annuities
  and financial products                 131.3     143.3       395.5     425.6
                                      --------- ---------   --------- ---------
Total income as adjusted                $178.7    $199.2      $543.6    $583.1
                                      ========= =========   ========= =========
Fixed charges:

 Interest on indebtedness                $ 8.9     $ 5.2       $26.8     $15.4
 Portion of rent representing the
  interest factor                          1.2       1.1         3.6       3.2
 Accretion to face value of redeemable
   convertible preferred stock             0.2       0.2         0.6       0.6
                                      --------- ---------   --------- ---------
 Sub-total of fixed charges               10.3       6.5        31.0      19.2
 Interest on fixed annuities and
  financial products                     131.3     143.3       395.5     425.6
                                      --------- ---------   --------- ---------
 Combined fixed charges                  141.6     149.8       426.5     444.8
 Preferred stock dividends                 0.4       0.4         1.1       1.1
                                      --------- ---------   --------- ---------
 Fixed charges and preferred            $142.0    $150.2      $427.6    $445.9
  stock dividends                     ========= =========   ========= =========

Ratio of earnings to fixed charges:

 Excluding interest on fixed
  annuities and financial products       4.60 x    8.60 x      4.78 x    8.20 x
                                      ========= =========   ========= =========

 Including interest on fixed
  annuities and financial products       1.26 x    1.33 x      1.27 x    1.31 x
                                      ========= =========   ========= =========

Ratio of earnings to combined fixed
 charges and preferred stock dividends:

Excluding interest on fixed
 annuities and financial products        4.43 x    8.10 x      4.61 x    7.76 x
                                      ========= =========   ========= =========

Including interest on fixed
 annuities and financial products        1.26 x    1.33 x      1.27 x    1.31 x
                                      ========= =========   ========= =========